Exhibit 23.1

                      CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to the incorporation by reference in the Registration Statements (Form S-8, No. 33-99740, Form S-8, No. 33-40365, and Form S-8, No. 333-9162) pertaining to the Power Control Technologies Inc. 1995 Stock Option Plan, the M & F Worldwide 1997 Stock Option Plan, and the M & F Worldwide Corp. 2000 Stock Option Plan of M & F Worldwide Corp. of our report dated February 28, 2002, (except for Note 10, as to which the date is March 28, 2002) with respect to the consolidated financial statements and schedules of M & F Worldwide Corp. included in the Annual Report on Form 10-K for the year ended December 31, 2001.

                                         /s/  Ernst & Young LLP
                                         -----------------------------
                                         Ernst & Young LLP


March 28, 2002
New York, New York